EXHIBIT 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corp.
(305) 695-5440

LNR PROPERTY CORPORATION ANNOUNCES

SECOND QUARTER EARNINGS EXPECTATION AND

PROPOSED RE-SECURITIZATION TRANSACTION

MIAMI BEACH, June 23, 2003—LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, today announced that it expects net earnings for its second quarter ended May 31, 2003, to be between $24 – $25 million, or $0.80 to $0.84 per share diluted, which is above its previously announced earnings goal of $16 – $19 million, or $0.55 to $0.65 per share diluted. According to the Company, the increase primarily represents gains on sales of real estate properties that were not expected to occur until later in the year that have instead occurred in the second quarter. The earlier than expected gains will not affect the Company’s full year earnings goal. However, if the proposed private debt offering announced earlier today by the Company is completed, the required charge to earnings resulting from the call premium the Company will be required to pay to retire its 9 3/8% Senior Subordinated Notes due 2008 could move the Company’s expectation levels for 2003 to the lower end of the range. The Company plans to formally announce its second quarter results after the market closes on June 25, 2003.

Additionally, the Company is in the process of securitizing non-investment grade commercial mortgage-backed securities (“CMBS”) with a principal amount of approximately $763 million, inclusive of $60 million principal amount of additional CMBS to be contributed over a nine-month period. Approximately $420 million of these new securities, which are to be rated investment grade, are being offered for sale as collateralized debt obligations (“CDO”). The Company will retain the junior tranches of the CDO and the preferred shares issued by the issuer of the CDO.

The sale of the securities will generate over $300 million of proceeds that will be used to pay down senior secured and unsecured debt, most of which can be re-borrowed. The transaction is expected to be treated as a sale for accounting purposes and the positive impact to earnings was anticipated in the Company’s goals for 2003. The Company expects to close the transaction in early July 2003. However, there can be no assurance as to when or if the transaction will close. The Company may securitize certain CMBS it owns in a similar manner in the future.

The CDO will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements in this press release may be “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2002, for a further discussion of risks and uncertainties applicable to the Company’s business.

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